Exhibit 99.1
Gregory J. Larson Chief Financial Officer 240.744.5120 Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2016

BETHESDA, MD; July 29, 2016 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results of operations for the second quarter of 2016.

“Consistent with our disciplined approach to capital allocation and active portfolio management, we completed the sale of five non-core properties for a total of $345 million and repurchased 5.2 million shares at an average price of $15.39,” said W. Edward Walter, President and Chief Executive Officer. “Importantly, we invested a portion of the proceeds to acquire the ground lease under the Key Bridge Marriott, which is located along the Potomac River with dynamic views of the Washington, D.C. cityscape. Notwithstanding variances in top-line performance across markets, we achieved strong margin growth, driven by improvements in productivity and efficiency across the portfolio and by food and beverage operations, resulting in strong EBITDA and FFO growth.”

Operating Results

(in millions, except per share and hotel statistics)

	Quarter ended June 30,		Percent	Year-to-date ended June 30,		Percent
	2016	2015	Change	2016	2015	Change
Total revenues	$ 1,459	$ 1,439	1.4%	$ 2,798	$ 2,741	2.1%
Comparable hotel revenues (1)	1,323	1,288	2.7%	2,513	2,441	2.9%
Net income	351	214	64.0%	535	313	70.9%
Adjusted EBITDA (1)	436	422	3.3%	782	743	5.2%
Change in comparable hotel RevPAR:
Domestic properties	2.0%			2.6%
International properties - Constant US$	2.3%			5.8%
Total - Constant US$	2.0%			2.7%

Diluted earnings per share	.47	.28	67.9%	.71	.41	73.2%
NAREIT FFO per diluted share (1)	.49	.43	14.0%	.90	.78	15.4%
Adjusted FFO per diluted share (1)	.49	.46	6.5%	.90	.81	11.1%
___________

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, Adjusted EBITDA and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

GAAP Operating Performance

•

The Company’s net income increased $137 million for the quarter and $222 million year-to-date, primarily as a result of gains on the sale of non-core assets and operating profit growth. The improvement in RevPAR and food and beverage (“F&B”) revenues helped drive GAAP operating profit margin growth of 100 basis points and 90 basis points for the quarter and year-to-date, respectively. Gains on dispositions increased $119 million and $174 million for the quarter and year-to-date, respectively, as a result of the $466 million of dispositions completed thus far in 2016. The impact of this activity was an increase in diluted earnings per share of 68% and 73% for the quarter and year-to-date, respectively.

Key Company Metrics

•

Adjusted EBITDA increased $14 million, or 3.3%, for the quarter and $39 million, or 5.2%, year-to-date, driven by increases of 5.0% and 5.7%, respectively, in comparable hotel EBITDA. This increase was primarily a result of strong margin improvement, a significant increase in F&B revenues, and comparable RevPAR increases. The growth in Adjusted EBITDA was partially offset by our successful 2016 asset sales which reduced year-to-date growth by 110 basis points.

•

Comparable RevPAR on a constant dollar basis improved 2.0% for the quarter, driven by a slight increase in average room rate and a 120 basis point increase in occupancy to 82.4%, the highest occupancy level since 2000. The increase in occupancy was driven by strong group and leisure business; however, an unfavorable business mix shift from higher rated corporate transient demand to lower rated discount business affected average room rates. Year-to-date, comparable RevPAR on a constant dollar basis increased 2.7%, largely driven by a 170 basis point increase in occupancy.

•

Comparable RevPAR at the Company’s domestic properties improved 2.0% for the quarter and 2.6% year-to-date. The Los Angeles and Washington, D.C. markets outperformed the portfolio during the second quarter, with RevPAR increases of 9.1% and 5.5%, respectively. The Company’s New York and Florida properties lagged the portfolio, with decreases for the quarter of 4.9% and 2.2%, respectively.

•

RevPAR at the Company’s comparable international properties increased 2.3% in the second quarter and 5.8% year-to-date, on a constant dollar basis. The increase was predominantly due to strength at Latin America properties, driven by pre-Olympic test business, and partially offset by the Company’s Canadian properties, which continue to be negatively impacted by the oil markets and renovations.

•

The Company’s F&B revenues grew 4.5% for the quarter, which was positively impacted by strong growth in banquet and audio visual revenues of 6.6% in the quarter. Banquet revenues were driven by strong performances in the San Francisco and Boston markets.

•

The improvement in RevPAR and F&B revenues helped drive comparable hotel EBITDA margin growth of 65 basis points and 75 basis points for the quarter and year-to-date, respectively. In addition to the strong growth in F&B revenues, operating profit was positively impacted by the successful execution of cost control initiatives at many of our larger resort and convention hotels over the past two years.

•

As a result of the improvements in operating results described above, a reduction in interest expense, as well as the repurchase of 42.1 million shares over the past 12 months, Adjusted FFO per share increased 6.5% and 11.1% for the quarter and year-to-date, respectively.

Share Repurchase Program and Dividends

Since January 1, 2016, the Company has distributed $610 million of capital to its stockholders through dividends and stock repurchases. The Company repurchased 5.2 million shares at an average price of $15.39 for the quarter and 10.3 million shares at an average price of $15.73 year-to-date, for a total year-to-date purchase price of approximately $162 million. The Company has $162 million of remaining authorized repurchase capacity under its share repurchase program. The common stock may be purchased in the open market or through private transactions from time to time through December 31, 2016, depending upon market conditions. The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion.

The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on July 15, 2016 to stockholders of record as of June 30, 2016. The Company is committed to sustaining a meaningful dividend, subject to approval by the Company’s Board of Directors.

Capital Allocation

Consistent with its strategy to enhance asset value, the Company acquired the ground leases for the Key Bridge Marriott for $54 million. Due to its prime location in Arlington, Virginia, with its view of Washington D.C. and our national monuments, the Company is in the process of exploring a number of value enhancements and redevelopment options for what is one of the first hotels built in the Marriott system.

The Company continued to strategically dispose of assets in markets where it expects lower growth or higher capital expenditure requirements. Proceeds from the sale of these non-core assets have been utilized as a source of funds for the stock repurchase program, capital expenditures, and other corporate initiatives. During the second quarter, the Company disposed of five non-core assets for $345 million. Additionally, the Company has two hotels under contract which are expected to be sold in the third quarter, subject to customary closing conditions. For the 10 properties disposed of or under contract in 2016, the combined average 2015 RevPAR was $109 compared to the Company’s year-to-date 2016 comparable RevPAR of $178. The following table is a summary of our completed and pending dispositions activity for 2016 (in US$ millions):

	Sales Price	Mortgage Debt Repayment	Net Sales Price
First Quarter Sales
Novotel Wellington	$22	$9	$13
San Diego Marriott Mission Valley	76	—	76
ibis Wellington	23	11	12
Second Quarter Sales
Manhattan Beach Marriott	82	—	82
Sheraton Santiago Hotel and Convention Center and San Cristobal Tower Santiago, Chile	95	—	95
Seattle Airport Marriott	97	—	97
Atlanta Marriott Perimeter Center	71	—	71
Total Sales	$466	$20	$446

Hotels Under Contract (1)	$31	$16	15
___________
(1)

Represents the Novotel Christchurch Cathedral Square and ibis Christchurch hotels, which are currently under contract and subject to various closing conditions. There can be no assurances that these properties will be sold in the third quarter or at the sales price indicated.

The 2016 full year guidance includes net income (excluding gains on sale) of $8 million and Adjusted EBITDA of $13 million earned by the hotels that have been sold, or that are considered held for sale. Accordingly, earnings estimates for 2017 should not include these amounts.

Rebranding and Franchise Opportunities

The Company continues to pursue opportunities to appropriately match each hotel within its specific market with the best operator and brand to optimize operating performance. In June, the Company reached an agreement to franchise the Westin Cincinnati and selected HEI Hotels & Resorts as the operator. The Company now has a total of 15 third party managed hotels in its consolidated and joint venture portfolio.

Balance Sheet

The Company’s strong balance sheet is a key competitive advantage that provides flexibility to take advantage of investment opportunities throughout the lodging cycle. An important component of this strategy is the Company’s investment grade rating on its long term unsecured debt. Importantly, 95 of the Company’s hotels, representing 99% of its revenues, are unencumbered by mortgage debt. During the quarter, the Company made net repayments under the revolver portion of its credit facility of $142 million and repaid the $100 million mortgage loan secured by the Hyatt Regency Reston.

At June 30, 2016, the Company had approximately $266 million of cash and $739 million of available capacity under its revolving credit facility. Interest expense decreased $33 million for the quarter and $43 million year-to-date, reflecting a reduction in weighted average interest rates compared to prior year, as well as a reduction in debt extinguishment costs of $21 million for the quarter and year-to-date. As of June 30, 2016, total debt was $3.7 billion, with an average maturity of 5.6 years and an average interest rate of 3.7%. Subsequent to quarter end, the Company borrowed $50 million on the revolver portion of its credit facility.

Redevelopment, Return On Investment (“ROI”) and Acquisition Capital Projects

The Company invested approximately $68 million and $141 million in the second quarter and year-to-date 2016, respectively, on redevelopment, ROI and acquisition capital expenditures. Spending for the second quarter reflects the June opening of the exhibit hall at the Marriott Marquis San Diego Marina, which now has 280,000 square feet of meeting space, and the renovation of all of the guestrooms and over 60,000 square feet of meeting and public space at the Hyatt Regency San Francisco Airport. Additionally, the Company completed phase one of the extensive renovations at the Denver Marriott Tech Center and began its two-year renovation at The Phoenician. Additional information regarding the Company’s capital projects can be found at www.hosthotels.com.

For 2016, the Company expects to invest approximately $185 million to $200 million in redevelopment projects, ROI, and acquisition capital expenditures, a decline of approximately $83 million from 2015.

Renewal and Replacement Expenditures

The Company invested approximately $67 million and $161 million in the second quarter and year-to-date 2016, respectively, in renewal and replacement capital expenditures. Significant projects completed during the second quarter include rooms renovations at the Chicago Marriott Suites O’Hare, W Seattle, and phase one of Toronto Marriott Downtown Eaton Centre Hotel. The Company also completed the renovation of 10,000 square feet of public space at the Coronado Island Marriott Resort & Spa and certain restaurants at the Manchester Grand Hyatt San Diego and The Westin Cincinnati.

For 2016, the Company expects to invest $295 million to $310 million in renewal and replacement capital expenditures, a decrease of approximately $85 million from 2015.

European Joint Venture

The European joint venture’s comparable hotel RevPAR on a constant euro basis decreased approximately 1.3% and 2.1% for the second quarter and year-to-date 2016, respectively. The decrease in comparable hotel RevPAR was a result of reduced demand due to the uncertain economic and political climate.

2016 Outlook

Due to the uncertain economic outlook, the Company has lowered its expected range for RevPAR growth for comparable properties by 100 basis points. However, based on the success of its cost control initiatives the Company expects operating margin to remain strong and improve compared to our prior forecast. Additionally, the anticipated sale of the two New Zealand hotels is expected to have minimal effect on guidance for net income and a decrease of $1.5 million for Adjusted EBITDA. No additional disposition or acquisition activity has been included in the full year forecast results. Accordingly, the Company anticipates that its 2016 operating results will be in the following range:

	Full Year 2016
	Low-end of range	High-end of range
Total comparable hotel RevPAR - Constant US$	2.0%	3.0%
Total revenues under GAAP	1.0%	1.9%
Operating profit margin under GAAP	50 bps	90 bps
Comparable hotel EBITDA margins	40 bps	70 bps

Based upon the above parameters, the Company estimates its 2016 guidance as follows (in millions, except per share amounts):

	Full Year 2016
	Low-end of range	High-end of range
Earnings per diluted share	$.97	$1.01
Net income	732	762
NAREIT and Adjusted FFO per diluted share	1.63	1.67
Adjusted EBITDA	1,435	1,465

See the 2016 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 89 properties in the United States and 9 properties internationally totaling approximately 54,500 rooms. The Company also holds non-controlling interests in six joint ventures, including one in Europe that owns 10 hotels with approximately 3,900 rooms and one in Asia that has interests in five hotels in India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of July 29, 2016, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust (“REIT”) that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of June 30, 2016, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Property and equipment, net	$10,452	$10,583
Assets held for sale	35	55
Due from managers	114	56
Advances to and investments in affiliates	311	324
Furniture, fixtures and equipment replacement fund	173	141
Other	238	261
Restricted cash	3	15
Cash and cash equivalents	266	221
Total assets	$11,592	$11,656

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt
Senior notes	$2,378	$2,376
Credit facility, including the term loans of $997 million and $996 million, respectively	1,255	1,291
Mortgage debt	82	200
Total debt	3,715	3,867
Accounts payable and accrued expenses	228	243
Liabilities held for sale	4	—
Other	284	299
Total liabilities	4,231	4,409

Non-controlling interests - Host Hotels & Resorts, L.P.	147	143

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 740.7 million shares and 750.3 million shares issued and outstanding, respectively	7	8
Additional paid-in capital	8,146	8,302
Accumulated other comprehensive loss	(71)	(107)
Deficit	(907)	(1,139)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,175	7,064
Non-controlling interests—other consolidated partnerships	39	40
Total equity	7,214	7,104
Total liabilities, non-controlling interests and equity	$11,592	$11,656
___________
(1)

Our condensed consolidated balance sheet as of June 30, 2016 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Revenues
Rooms	$933	$937	$1,776	$1,755
Food and beverage	439	420	847	823
Other	87	82	175	163
Total revenues	1,459	1,439	2,798	2,741
Expenses
Rooms	228	233	449	453
Food and beverage	289	289	573	572
Other departmental and support expenses	332	330	660	651
Management fees	66	68	123	120
Other property-level expenses	100	96	193	192
Depreciation and amortization	178	178	359	351
Corporate and other expenses(2)	27	23	54	47
Gain on insurance settlements	—	—	(3)	—
Total operating costs and expenses	1,220	1,217	2,408	2,386
Operating profit	239	222	390	355
Interest income	—	1	1	2
Interest expense	(39)	(72)	(78)	(121)
Gain on sale of assets	172	53	231	57
Gain (loss) on foreign currency transactions and derivatives	2	(1)	3	(2)
Equity in earnings of affiliates	9	24	11	26
Income before income taxes	383	227	558	317
Provision for income taxes	(32)	(13)	(23)	(4)
Net income	351	214	535	313
Less: Net income attributable to non-controlling interests	(4)	(2)	(6)	(3)
Net income attributable to Host Inc.	$347	$212	$529	$310
Basic and diluted earnings per common share	$.47	$.28	$.71	$.41

(1)

Our condensed consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
General and administrative costs	$24	$18	$48	$43
Non-cash stock-based compensation expense	3	3	6	8
Litigation (recoveries)/accruals and acquisition costs, net	—	2	—	(4)
Total	$27	$23	$54	$47

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Net income	$351	$214	$535	$313
Less: Net income attributable to non-controlling interests	(4)	(2)	(6)	(3)
Net income attributable to Host Inc.	347	212	529	310
Assuming conversion of exchangeable senior debentures	—	7	—	—
Diluted income attributable to Host Inc.	$347	$219	$529	$310

Basic weighted average shares outstanding	744.0	753.9	746.8	755.0
Assuming weighted average shares for conversion of exchangeable senior debentures	—	31.2	—	—
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.3	.4	.3	.4
Diluted weighted average shares outstanding (1)	744.3	785.5	747.1	755.4
Basic and diluted earnings per common share	$.47	$.28	$.71	$.41
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Market in Constant US$

	As of June 30, 2016		Quarter ended June 30, 2016			Quarter ended June 30, 2015
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$257.23	86.7%	$223.10	$251.78	84.4%	$212.53	5.0%
New York	8	6,960	286.61	89.8	257.49	301.13	89.9	270.85	(4.9)
Washington, D.C.	12	6,023	235.21	86.9	204.51	228.63	84.8	193.86	5.5
Atlanta	5	1,939	191.43	81.4	155.73	185.44	78.8	146.07	6.6
Florida	8	4,559	221.10	75.9	167.90	220.24	78.0	171.71	(2.2)
Chicago	6	2,392	224.61	84.8	190.52	226.15	82.4	186.30	2.3
Denver	2	735	185.98	78.2	145.42	179.81	75.4	135.57	7.3
Houston	3	1,143	210.35	74.7	157.17	211.55	73.7	155.86	0.8
Phoenix	3	1,241	199.51	72.9	145.36	196.11	72.2	141.64	2.6
Seattle	2	1,315	224.86	84.4	189.84	225.39	84.4	190.33	(0.3)
San Francisco	4	2,912	256.22	87.0	222.92	248.95	87.1	216.87	2.8
Los Angeles	7	2,843	199.62	84.2	168.10	189.88	81.2	154.11	9.1
San Diego	3	2,981	212.54	85.3	181.33	205.24	88.2	181.12	0.1
Hawaii	3	1,682	306.58	91.3	279.80	305.49	89.6	273.85	2.2
Other	11	7,270	182.11	75.1	136.74	176.47	71.2	125.73	8.8
Domestic	81	47,180	232.14	83.1	193.02	230.87	82.0	189.24	2.0

Asia-Pacific	3	685	$158.52	80.3%	$127.34	$160.02	78.5%	$125.58	1.4%
Canada	2	849	171.79	64.1	110.12	180.57	61.1	110.31	(0.2)
Latin America	4	963	185.97	64.7	120.30	177.30	64.6	114.56	5.0
International	9	2,497	172.55	68.9	118.84	172.66	67.3	116.22	2.3
All Markets - Constant US$	90	49,677	229.62	82.4	189.26	228.42	81.2	185.54	2.0

All Owned Hotels in Constant US$ (3)

	As of June 30, 2016		Quarter ended June 30, 2016			Quarter ended June 30, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	90	49,677	$229.62	82.4%	$189.26	$228.42	81.2%	$185.54	2.0%
Non-comparable Hotels (Pro forma)	8	4,790	218.29	68.0	148.41	214.26	70.5	151.14	(1.8)
All Hotels	98	54,467	228.78	81.2	185.67	227.33	80.3	182.52	1.7

Comparable Hotels in Nominal US$

	As of June 30, 2016		Quarter ended June 30, 2016			Quarter ended June 30, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	3	685	$158.52	80.3%	$127.34	$167.85	78.5%	$131.72	(3.3)%
Canada	2	849	171.79	64.1	110.12	189.33	61.1	115.66	(4.8)
Latin America	4	963	185.97	64.7	120.30	205.61	64.6	132.86	(9.4)
International	9	2,497	172.55	68.9	118.84	188.30	67.3	126.75	(6.2)
Domestic	81	47,180	232.14	83.1	193.02	230.87	82.0	189.24	2.0
All Markets	90	49,677	229.62	82.4	189.26	229.08	81.2	186.07	1.7

Comparable Hotels by Type in Nominal US$

	As of June 30, 2016		Quarter ended June 30, 2016			Quarter ended June 30, 2015
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	54	32,956	$236.66	84.5%	$200.00	$237.53	83.3%	$197.88	1.1%
Suburban	19	6,947	193.44	78.5	151.85	187.13	76.0	142.24	6.8
Resort	11	7,102	261.21	73.8	192.65	257.39	75.6	194.48	(0.9)
Airport	6	2,672	161.17	89.9	144.89	156.90	84.1	132.01	9.8
All Types	90	49,677	229.62	82.4	189.26	229.08	81.2	186.07	1.7

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels by Market in Constant US$

	As of June 30, 2016		Year-to-date ended June 30, 2016			Year-to-date ended June 30, 2015
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$225.61	77.9%	$175.80	$225.03	76.4%	$171.96	2.2%
New York	8	6,960	262.20	84.7	222.17	276.26	82.7	228.53	(2.8)
Washington, D.C.	12	6,023	222.39	78.8	175.16	218.44	75.6	165.07	6.1
Atlanta	5	1,939	193.70	78.9	152.83	187.37	76.7	143.80	6.3
Florida	8	4,559	251.99	79.3	199.95	249.97	80.5	201.19	(0.6)
Chicago	6	2,392	192.82	72.8	140.32	196.85	70.3	138.38	1.4
Denver	2	735	176.50	71.2	125.69	173.76	70.4	122.36	2.7
Houston	3	1,143	209.19	74.3	155.41	215.26	71.2	153.33	1.4
Phoenix	3	1,241	244.60	77.6	189.79	243.17	77.2	187.77	1.1
Seattle	2	1,315	207.14	77.3	160.04	202.33	78.9	159.63	0.3
San Francisco	4	2,912	270.86	83.6	226.32	251.59	83.7	210.55	7.5
Los Angeles	7	2,843	201.18	83.3	167.69	188.37	80.7	151.93	10.4
San Diego	3	2,981	208.91	83.3	174.11	205.84	84.9	174.73	(0.4)
Hawaii	3	1,682	331.22	90.9	301.22	328.58	89.9	295.40	2.0
Other	11	7,270	182.12	73.4	133.62	178.37	70.1	125.02	6.9
Domestic	81	47,180	228.02	79.5	181.30	226.73	78.0	176.74	2.6

Asia-Pacific	3	685	$165.18	84.7%	$139.93	$165.34	82.9%	$137.03	2.1%
Canada	2	849	163.04	57.4	93.60	168.76	55.2	93.17	0.5
Latin America	4	963	188.38	65.7	123.82	184.02	59.5	109.46	13.1
International	9	2,497	173.12	68.2	118.14	172.92	64.6	111.71	5.8
All Markets - Constant US$	90	49,677	225.61	78.9	178.10	224.45	77.3	173.44	2.7

All Owned Hotels in Constant US$ (3)

	As of June 30, 2016		Year-to-date ended June 30, 2016			Year-to-date ended June 30, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	90	49,677	$225.61	78.9%	$178.10	$224.45	77.3%	$173.44	2.7%
Non-comparable Hotels (Pro forma)	8	4,790	227.55	66.7	151.77	226.74	71.5	162.01	(6.3)
All Hotels	98	54,467	225.76	77.9	175.79	224.64	76.8	172.44	1.9

Comparable Hotels in Nominal US$

	As of June 30, 2016		Year-to-date ended June 30, 2016			Year-to-date ended June 30, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	3	685	$165.18	84.7%	$139.93	$177.58	82.9%	$147.17	(4.9)%
Canada	2	849	163.04	57.4	93.60	180.55	55.2	99.69	(6.1)
Latin America	4	963	188.38	65.7	123.82	223.12	59.5	132.71	(6.7)
International	9	2,497	173.12	68.2	118.14	194.51	64.6	125.65	(6.0)
Domestic	81	47,180	228.02	79.5	181.30	226.73	78.0	176.74	2.6
All Markets	90	49,677	225.61	78.9	178.10	225.37	77.3	174.15	2.3

Comparable Hotels by Type in Nominal US$

	As of June 30, 2016		Year-to-date ended June 30, 2016			Year-to-date ended June 30, 2015
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	54	32,956	$223.94	79.8%	$178.70	$225.55	77.7%	$175.29	1.9%
Suburban	19	6,947	198.60	74.0	146.99	192.01	72.3	138.76	5.9
Resort	11	7,102	286.78	77.2	221.34	281.91	78.6	221.71	(0.2)
Airport	6	2,672	159.16	85.8	136.59	154.82	81.2	125.69	8.7
All Types	90	49,677	225.61	78.9	178.10	225.37	77.3	174.15	2.3
___________

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

(2)	See the Notes to Financial Information for a description of these markets and property types.
(3)

Operating statistics are presented for all consolidated properties owned as of June 30, 2016 and do not include the results of operations for properties sold in 2016 or 2015. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. As a result, the RevPAR increase of 1.7% and 1.9% for the quarter and year-to-date periods, respectively, for the 98 hotels owned as of June 30, 2016 is non-comparable because the available room nights are not consistent and certain of these properties had little or no revenues during those periods. See the Notes to Financial Information for further information on these pro forma statistics and the limitations on their use. The following hotels are considered non-comparable for the periods presented:

•

Non-comparable hotels - This represents seven hotels under significant renovations in either 2015 or 2016: The Camby Hotel, The Logan, Axiom Hotel, the Houston Airport Marriott at George Bush Intercontinental, the Hyatt Regency San Francisco Airport, the Denver Marriott Tech Center, and the Marriott Marquis San Diego Marina. It also includes The Phoenician, acquired in June 2015, which we were able to obtain historical operating data for periods prior to our ownership, which are presented on a pro forma basis assuming we owned the hotel as of January 1, 2015. As a result, the RevPAR decrease of 1.8% and 6.3% for the quarter and year-to-date, respectively, for these eight hotels is considered non-comparable.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data – European Joint Venture

	As of June 30, 2016		Quarter ended June 30, 2016			Quarter ended June 30, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	10	3,896	€231.33	80.3%	€185.86	€221.71	84.9%	€188.28	(1.3)%
Total comparable - in Nominal Euros (1)	10	3,896	231.33	80.3	185.86	223.72	84.9	189.98	(2.2)

	As of June 30, 2016		Year-to-date ended June 30, 2016			Year-to-date ended June 30, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	10	3,896	€214.22	72.0%	€154.13	€206.24	76.3%	€157.45	(2.1)%
Total comparable - in Nominal Euros (1)	10	3,896	214.22	72.0	154.13	207.76	76.3	158.61	(2.8)
___________
(1)

Total comparable statistics include the operating performance for the 10 properties in the joint venture with comparable results (determined on the same basis as our consolidated comparable hotel portfolio). See Notes to Financial Information for a discussion of the constant Euro and nominal Euro presentation.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Number of hotels	90	90	90	90
Number of rooms	49,677	49,677	49,677	49,677
Change in comparable hotel RevPAR -
Constant US$	2.0%	—	2.7%	—
Nominal US$	1.7%	—	2.3%	—
Operating profit margin (2)	16.4%	15.4%	13.9%	13.0%
Comparable hotel EBITDA margin (2)	30.7%	30.05%	28.65%	27.9%
Comparable hotel revenues
Room	$856	$841	$1,611	$1,565
Food and beverage (3)	395	378	759	739
Other	72	69	143	137
Comparable hotel revenues (4)	1,323	1,288	2,513	2,441
Comparable hotel expenses
Room	209	207	408	402
Food and beverage (5)	260	256	512	507
Other	25	31	51	62
Management fees, ground rent and other costs	423	407	822	789
Comparable hotel expenses (6)	917	901	1,793	1,760
Comparable hotel EBITDA	406	387	720	681
Non-comparable hotel results, net (7)	38	36	83	72
Depreciation and amortization	(178)	(178)	(359)	(351)
Interest expense	(39)	(72)	(78)	(121)
Provision for income taxes	(32)	(13)	(23)	(4)
Gain on sale of property and corporate level income/expense	156	54	192	36
Net income	$351	$214	$535	$313
___________
(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by market, see the supplemental information posted on our website.

(2)

Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP operating profit margins are calculated using amounts presented in the consolidated statements of operations. Comparable hotel EBITDA margins are calculated using amounts presented in the above table.

(3)	The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows:
	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Food and beverage sales per the consolidated statements of operations	$439	$420	$847	$823
Non-comparable hotel food and beverage sales	(44)	(42)	(88)	(84)
Comparable food and beverage sales	$395	$378	$759	$739

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

(4)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows:

	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Revenues per the consolidated statements of operations	$1,459	$1,439	$2,798	$2,741
Non-comparable hotel revenues	(136)	(151)	(285)	(300)
Comparable hotel revenues	$1,323	$1,288	$2,513	$2,441
(5)	The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows:
	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Food and beverage expenses per the consolidated statements of operations	$289	$289	$573	$572
Non-comparable hotel food and beverage expenses	(29)	(33)	(61)	(65)
Comparable food and beverage expenses	$260	$256	$512	$507
(6)	The reconciliation of operating costs and expenses per the consolidated statements of operations to the comparable hotel expenses is as follows:
	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Operating costs and expenses per the consolidated statements of operations	$1,220	$1,217	$2,408	$2,386
Non-comparable hotel expenses	(98)	(115)	(202)	(228)
Depreciation and amortization	(178)	(178)	(359)	(351)
Corporate and other expenses	(27)	(23)	(54)	(47)
Comparable hotel expenses	$917	$901	$1,793	$1,760
(7)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our consolidated statements of operations as continuing operations, (ii) gains on insurance settlements, and (iii) the results of our office buildings.

HOST HOTELS & RESORTS, INC.

Other Financial Data

(unaudited, in millions, except per share amounts)

			June 30, 2016	December 31, 2015
Equity
Common shares outstanding			740.7	750.3
Common shares outstanding assuming conversion of OP Units (1)			749.7	759.7
Preferred OP Units outstanding			.02	.02

Security pricing
Common stock (2)			$16.21	$15.34

			Quarter ended	Year-to-date ended
			June 30,	June 30,
Dividends declared per common share
2016			$.20	$.40
2015			.20	.40

Debt
Senior debt	Rate	Maturity date	June 30, 2016	December 31, 2015
Series Z	6%	10/2021	$297	$297
Series B	5 1⁄4%	3/2022	347	347
Series C	4 3⁄4%	3/2023	446	445
Series D	3 3⁄4%	10/2023	397	397
Series E	4%	6/2025	495	495
Series F	4 1⁄2%	2/2026	396	395
2014 Credit facility term loan	1.6%	6/2017	500	499
2015 Credit facility term loan	1.6%	9/2020	497	497
Credit facility revolver (3)	1.5%	6/2018	258	295
			3,633	3,667
Mortgage debt and other
Mortgage debt (non-recourse)	3.5-6%	11/2016-2/2018	82	200
Total debt (4)(5)			$3,715	$3,867
Percentage of fixed rate debt			65%	64%
Weighted average interest rate			3.7%	3.7%
Weighted average debt maturity			5.6 years	5.9 years
Forecast GAAP Interest Expense (6)			$156
Forecast cash interest, net (6)			$146
Forecast GAAP cash provided by operating activities (7)			$1,239
Forecast adjusted cash from operations (7)			$936
___________
(1)

Each OP Unit is redeemable for cash or, at our option, for 1.021494 common shares of Host Inc. At June 30, 2016 and December 31, 2015, there were 8.9 million and 9.1 million common OP Units, respectively, held by non-controlling interests.

(2)	Share prices are the closing price as reported by the New York Stock Exchange.
(3)	The interest rate shown is the weighted average rate of the outstanding credit facility at June 30, 2016.
(4)

In accordance with GAAP, total debt includes the debt of entities that we consolidate, but of which we do not own 100%, and excludes the debt of entities that we do not consolidate, but of which we have a non-controlling ownership interest and record our investment therein under the equity method of accounting. As of June 30, 2016, our non-controlling partners’ share of consolidated debt is $16 million and our share of debt in unconsolidated investments is $402 million.

(5)	Total debt as of June 30, 2016 and December 31, 2015 includes net discounts and deferred financing costs of $28 million and $32 million, respectively.
(6)

Reflects 2016 forecast cash interest expense, net of debt extinguishment costs, as of the balance sheet date. The following chart reconciles  Forecast Full Year 2016 GAAP interest expense to forecast cash interest expense. See footnote (1) to the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per diluted share for 2016 Forecasts for full year forecast assumptions:

Forecast GAAP interest expense full year 2016	$156
Amortization of deferred financing costs	(6)
Change in accrued interest	(4)
Forecast cash interest full year 2016, net	$146
(7)	The following chart reconciles forecast full year 2016 GAAP cash provided by operating activities to forecast adjusted cash from operations:
Forecast GAAP cash provided by operating activities	$1,239
Renewal and replacement expenditures	(303)
Forecast adjusted cash from operations	$936

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA and Adjusted EBITDA (1)

(unaudited, in millions)

	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Net income (2)	$351	$214	$535	$313
Interest expense	39	72	78	121
Depreciation and amortization	178	178	359	351
Income taxes	32	13	23	4
EBITDA (2)	600	477	995	789
Gain on dispositions (3)	(172)	(53)	(230)	(56)
Gain on property insurance settlement	—	—	(1)	—
Acquisition costs	—	1	—	1
Equity investment adjustments:
Equity in earnings of affiliates	(9)	(24)	(11)	(26)
Pro rata Adjusted EBITDA of equity investments	20	23	35	40
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non- controlling partners in other consolidated partnerships	(3)	(2)	(6)	(5)
Adjusted EBITDA (2)	$436	$422	$782	$743
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, Adjusted EBITDA, NAREIT FFO and Adjusted FFO include a gain of $1 million for the year-to-date periods ended June 30, 2016 and 2015 for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture.

(3)	Reflects the sale of eight hotels in 2016 and the sale of four hotels in 2015.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2016	2015	2016	2015
Net income (2)	$351	$214	$535	$313
Less: Net income attributable to non-controlling interests	(4)	(2)	(6)	(3)
Net income attributable to Host Inc.	347	212	529	310
Adjustments:
Gain on dispositions (3)	(172)	(53)	(230)	(56)
Tax on dispositions	9	—	9	—
Gain on property insurance settlement	—	—	(1)	—
Depreciation and amortization	177	177	357	349
Equity investment adjustments:
Equity in earnings of affiliates	(9)	(24)	(11)	(26)
Pro rata FFO of equity investments	16	18	26	28
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)	(3)	(3)
FFO adjustments for non-controlling interests of Host L.P.	—	(2)	(1)	(4)
NAREIT FFO (2)	367	327	675	598
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	24	—	24
Acquisition costs	—	1	—	1
Adjusted FFO (2)	$367	$352	$675	$623

For calculation on a per share basis:

Adjustments for dilutive securities (4):
Assuming conversion of Exchangeable Senior Debentures	$—	$7	$—	$14
Diluted NAREIT FFO	$367	$334	$675	$612
Diluted Adjusted FFO	$367	$359	$675	$637

Diluted weighted average shares outstanding - EPS	744.3	785.5	747.1	755.4
Assuming conversion of Exchangeable Senior Debentures	—	—	—	31.1
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	744.3	785.5	747.1	786.5
NAREIT FFO per diluted share	$.49	$.43	$.90	$.78
Adjusted FFO per diluted share	$.49	$.46	$.90	$.81
___________
(1-3)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA and Adjusted EBITDA.
(4)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and

NAREIT and Adjusted Funds From Operations per Diluted Shares for 2016 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2016
	Low-end of range	High-end of range
Net income	$732	$762
Interest expense	156	156
Depreciation and amortization	717	717
Income taxes	43	43
EBITDA	1,648	1,678
Gain on dispositions	(246)	(246)
Gain on property insurance settlement	(1)	(1)
Equity investment adjustments:
Equity in earnings of affiliates	(21)	(21)
Pro rata Adjusted EBITDA of equity investments	66	66
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(11)	(11)
Adjusted EBITDA	$1,435	$1,465

	Full Year 2016
	Low-end of range	High-end of range
Net income	$732	$762
Less: Net income attributable to non-controlling interests	(8)	(8)
Net income attributable to Host Inc.	724	754
Gain on dispositions	(246)	(246)
Tax on dispositions	9	9
Gain on property insurance settlement	(1)	(1)
Depreciation and amortization	714	714
Equity investment adjustments:
Equity in earnings of affiliates	(21)	(21)
Pro rata FFO of equity investments	48	48
Consolidated partnership adjustments:
FFO adjustment for non-controlling partners in other consolidated partnerships	(6)	(6)
FFO adjustment for non-controlling interests of Host LP	(5)	(5)
NAREIT FFO and Adjusted FFO	1,216	1,246
Diluted NAREIT FFO and Adjusted FFO	$1,216	$1,246

Weighted average diluted shares - EPS	744.1	744.1
Weighted average diluted shares - NAREIT and Adjusted FFO	744.1	744.1
Earnings per diluted share	$0.97	$1.01
NAREIT and Adjusted FFO per diluted share	$1.63	$1.67
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 2.0% to 3.0% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will increase 40 basis points to 70 basis points for the low and high ends of the forecasted range, respectively.
•

We expect to spend approximately $185 million to $200 million on ROI/redevelopment and acquisition capital expenditures and approximately $295 million to $310 million on renewal and replacement expenditures.

•

We have adjusted the above forecasts for the sale of two properties currently under contract that are subject to various closing conditions which may not be satisfied. There can be no assurances that these properties will be sold or will be sold at the contract price.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2016 Forecasts (1)

(unaudited, in millions, except hotel statistics)

	Full Year 2016
	Low-end of range	High-end of range
Operating profit margin under GAAP (2)	12.3%	12.7%
Comparable hotel EBITDA margin (3)	27.4%	27.7%
Comparable hotel sales
Room	$3,170	$3,201
Food and beverage	1,434	1,444
Other	278	279
Comparable hotel sales (4)	4,882	4,924
Comparable hotel expenses
Rooms, food and beverage and other departmental costs	1,909	1,920
Management fees, ground rent and other costs	1,635	1,640
Comparable hotel expenses (5)	3,544	3,560
Comparable hotel EBITDA	1,338	1,364
Non-comparable hotel results, net	148	152
Depreciation and amortization	(717)	(717)
Interest expense	(156)	(156)
Provision for income taxes	(43)	(43)
Gain on sale of property and corporate level income/expense	162	162
Net income	$732	$762
___________
(1)

Forecast comparable hotel results include 88 hotels that we have assumed will be classified as comparable as of December 31, 2016, which excludes the 2 properties that are currently under contract for sale. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2016. Also, see the notes to the “Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2016 Forecasts” for other forecast assumptions and further discussion of our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the consolidated statements of operations. See (4) below for forecast revenues.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the table above.
(4)	The reconciliation of forecast total revenues to the forecast comparable hotel sales is as follows (in millions):
	Low-end of range	High-end of range
Revenues	$5,403	$5,449
Non-comparable hotel revenues	(521)	(525)
Comparable hotel sales	$4,882	$4,924
(5)	The reconciliation of forecast operating costs and expenses to the comparable hotel expenses is as follows (in millions):
	Low-end of range	High-end of range
Operating costs and expenses	$4,741	$4,757
Non-comparable hotel and other expenses	(373)	(373)
Depreciation and amortization	(717)	(717)
Corporate and other expenses	(107)	(107)
Comparable hotel expenses	$3,544	$3,560

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA and comparable hotel EBITDA margins are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Application of New Accounting Standards

During the first quarter, the Company adopted ASU No. 2015-02, Amendments to the Consolidation Analysis, which included an amendment to the consolidation guidance that removed the presumption of control by a general partner in a limited partnership. As a result, the Company has deconsolidated the partnership which owns the Fort Lauderdale Marriott Harbor Beach Resort & Spa, effective January 1, 2016. The Company has applied the change retrospectively on the accompanying financial statements. As a result of the adoption, assets and liabilities declined by $128 million and $150 million, respectively, as of year-end 2015, with no effect on the total equity of Host Hotels & Resorts, Inc. stockholders. Additionally, revenues for the second quarter and year-to-date ended 2015 exclude the rental income of $10 million and $25 million, respectively, earned by the partnership; however, the adoption does not affect the net income attributable to Host Hotels & Resorts, Inc., Adjusted EBITDA, or NAREIT and Adjusted FFO.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired The Phoenician in June 2015. The hotel will not be included in our comparable hotels until January 1, 2017. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 98 hotels that we owned on June 30, 2016, 90 have been classified as comparable hotels. The operating results of the following hotels that we owned as of June 30, 2016 are excluded from comparable hotel results for these periods:

•

The Denver Marriott Tech Center, removed in the first quarter of 2016 (business disruption due to extensive renovations, including conversion of 64 rooms to 41 suites, conversion of the concierge lounge into three meeting rooms, and the repositioning of the public space and food and beverage areas);

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

The Hyatt Regency San Francisco Airport, removed in the first quarter of 2016 (business disruption due to extensive renovations, including all guestrooms and bathrooms, meeting space, the repositioning of the atrium into a new restaurant and lounge, and conversion of the existing restaurant to additional meeting space);

•

The Camby Hotel (previously The Ritz-Carlton, Phoenix), removed in the third quarter of 2015 (business interruption due to rebranding, including closure of the hotel in July 2015 for extensive renovation work);

•

The Logan (previously the Four Seasons Philadelphia), removed in the first quarter of 2015 (business interruption due to rebranding, including closure of the hotel in order to expedite renovation efforts);

•

Houston Airport Marriott at George Bush Intercontinental, removed in the first quarter of 2015 (business interruption due to complete repositioning of the hotel, including guest room renovations and the closure of two restaurants to create a new food and beverage outlet and lobby experience);

•	Marriott Marquis San Diego Marina, removed in the first quarter of 2015 (business interruption due to the demolition of the existing conference center and construction of the new exhibit hall);
•	The Phoenician (acquired in June 2015); and
•	Axiom Hotel (acquired as the Powell Hotel in January 2014, then closed during 2015 for extensive renovations and reopened in January 2016).

The operating results of 16 hotels disposed of in 2016 and 2015 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 10 and 11.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the one hotel acquired in 2015 is included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming it was owned as of January 1, 2015 and based on actual results obtained from the manager for periods prior to our ownership. For this hotel, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues. We also present all owned hotel statistics for our joint venture in Europe using the same methodology as our consolidated hotels.

We evaluate the operating performance of our comparable hotels based on both market and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Our markets consist of the following:

Domestic

•	Boston – Greater Boston Metropolitan area;
•	New York – Greater New York Metropolitan area, including northern New Jersey;
•	Washington, D.C. – Metropolitan area, including the Maryland and Virginia suburbs;
•	Atlanta – Atlanta Metropolitan area;
•	Florida – All Florida locations;
•	Chicago – Chicago Metropolitan area;
•	Denver – Denver Metropolitan area;
•	Houston – Houston Metropolitan area;
•	Phoenix – Phoenix Metropolitan area, including Scottsdale;
•	Seattle – Seattle Metropolitan area;
•	San Francisco – Greater San Francisco Metropolitan area, including San Jose;
•	Los Angeles – Greater Los Angeles area, including Orange County;
•	San Diego – San Diego Metropolitan area;
•	Hawaii – All Hawaii locations; and
•	Other – Select cities in California, Indiana, Louisiana, Minnesota, Ohio, Pennsylvania, Tennessee and Texas.

International

•	Asia-Pacific – Australia and New Zealand;
•	Canada – Toronto and Calgary; and
•	Latin America – Brazil and Mexico.

Our property types consist of the following:

•	Urban – Hotels located in primary business districts of major cities;

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	Suburban – Hotels located in office parks or smaller secondary markets;
•	Resort – Hotels located in resort destinations such as Arizona, Florida, Hawaii and Southern California; and
•	Airport – Hotels located at or near airports.

Constant US$, Nominal US$ and Constant Euros

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

We also present RevPAR results for our joint venture in Europe in constant Euros using the same methodology as used for the constant US$ presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) Adjusted EBITDA, (iv) Comparable Hotel Property Level Operating Results and (v) forecast interest expense and forecast adjusted cash from operations. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2013, management excluded the $11 million gain from the eminent domain claim for land for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of NAREIT and Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating the performance of Host Inc. and Host LP because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA also is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of depreciable assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated book value of the disposed assets could be less important to investors given that the depreciated asset book value often does not reflect the market value of real estate assets as noted above.

•

Equity Investment Adjustments – We exclude the equity in earnings (losses) of affiliates as presented in our consolidated statement of operations because it includes our pro rata portion of the depreciation, amortization and interest expense related to such investments, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this reflects more accurately the performance of our investments. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ percentage ownership in the partnership or joint venture.

•

Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses – We exclude the effect of impairment expense recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment expense, which is based on historical cost book values, is similar to gains and losses on dispositions and depreciation expense, both of which are excluded from EBITDA.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business, which is consistent with the definition of Adjusted FFO that we adopted effective January 1, 2011. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust EBITDA for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2013, management excluded the $11 million gain from the eminent domain claim for land for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of Adjusted EBITDA.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA and Adjusted EBITDA

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA and Adjusted EBITDA, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes only) and other items have been and will be made and are not reflected in the EBITDA, Adjusted EBITDA, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, EBITDA (and the related margin) and food and beverage adjusted profit (and the related margin), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by region and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

Cash Interest Expense

We present Cash Interest Expense when evaluating our performance because management believes that the exclusion of certain items from interest expense as calculated under GAAP provides useful supplemental information to investors regarding payment obligations under our debt agreements. Management historically has made the adjustments detailed below to provide investors with a measure of the level of required cash expenditures associated with our outstanding debt without regard to cost associated with refinancing activity or non-cash expense. We believe that the presentation of Cash Interest Expense, when combined with the primary GAAP presentation, provides useful supplemental information related to our capital structure. We adjust GAAP interest expense for the following items, which may occur in any period, and refer to this measure as Cash Interest Expense:

•

Amortization for deferred financing cost – These costs represent cash payments made at the time of issuance and are amortized over the life of the debt. The amount and timing of these costs is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

•

Debt extinguishment costs - These costs represent cash payments for premiums associated with prepayment of debt prior to maturity and the acceleration of previously unrecognized deferred financing costs. The amount and timing of these is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

•	Changes in accrued interest – Represents the change in accrued interest on our balance sheet based on the timing of the payment of interest.

Adjusted Cash from Operations

We also present Adjusted Cash from Operations when evaluating our performance because management believes that the adjustment of certain additional items described below provides useful supplemental information to investors regarding the growth in cash flow from operations. We believe that the presentation of Adjusted Cash from Operations, when combined with the primary GAAP presentation of cash provided by operating activities from our consolidated statement of cash flows, provides useful supplemental information of cash available for acquisitions, capital expenditures, payment of dividends, stock repurchases and other corporate purposes. We adjust cash provided by operating activities for the following items, which may occur in any period, and refer to this measure as Adjusted Cash from Operations:

•

Renewal and replacement capital expenditures (R&R) – Under the terms of our contracts with our managers we are required to provide cash for regular maintenance capital expenditures which we define as R&R. For this reason, we deduct these required cash expenditures in determining Adjusted Cash From Operations. These amounts are shown in cash from investing activities in our statement of cash flows.

•

Cash debt extinguishment costs and incremental interest expense - These costs represent cash payments for premiums associated with prepayment of debt prior to maturity and cash interest expense during the period subsequent to the issuance of the new debt and prior to the repayment of the old debt. The amount and timing of these is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

Limitations on the Use of Cash Interest Expense and Adjusted Cash from Operations

We calculate Cash Interest Expense and Adjusted Cash from Operations as noted above. These measures should not be considered as an alternative to interest expense or cash provided by operating activities determined in accordance with GAAP. Additionally, these items should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including the ability to make cash distributions, without consideration of the impact of the investing and financing cash requirements that are excluded from these calculations to the extent they are material to operating decisions.